Exhibit 99.1
NEWS RELEASE
For Immediate Release

Contact:	Pat Reynolds	Greg Hudgison
	Investor Relations	Corporate Communications
	(706) 649-4973	(706) 644-0528
Synovus Completes Spin-off of TSYS
December 31, 2007, Columbus, GA — Synovus (NYSE: SNV), the Columbus, Georgia-based financial services company, today announced that it completed the spin-off to Synovus’ shareholders of the shares of TSYS stock formerly owned by Synovus. The spin-off was completed on December 31, 2007 when each Synovus shareholder of record as of December 18, 2007 received .483921 of a share of TSYS common stock for every share of Synovus common stock held on that date. Shareholders of Synovus will receive cash in lieu of fractional shares for amounts of less than one TSYS share. As a result of the distribution, TSYS is now a fully independent, publicly-traded company. Immediately prior to the spin-off, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time special cash dividend of $600 million.
Synovus has adjusted its dividend so that Synovus’ shareholders who retain their TSYS shares will initially receive, in the aggregate, the same dividend per share that existed before the spin-off. As a result, Synovus has lowered its annual dividend per share from $0.82 to $0.68. Initially, TSYS’ annual dividend per share is expected to remain at $0.28, which translates to an aggregate $0.82 dividend per share to Synovus shareholders who retain their TSYS shares. Decisions regarding future dividends will be made independently by the Synovus Board of Directors and the TSYS Board of Directors for their respective companies.
For additional information, registered shareholders of Synovus should contact Synovus’ transfer agent, BNY Mellon Shareowner Services at 1-800-503-8903. Holders of Synovus common stock who hold their shares through a broker, bank or other nominee will have their brokerage account credited with the TSYS common stock. For additional information, those holders should contact their broker or bank directly.
About Synovus
Synovus (NYSE: “SNV”) is a financial services holding company with approximately $32 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 37 banks, 440 ATMs, and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure the delivery of unparalleled customer experiences. Synovus has been named one of “The 100 Best Companies to Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. See Synovus on the Web at www.synovus.com.